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                     February 6, 2023

       Kevin M. Reddy
       Chairman of the Board of Directors
       FAST Acquisition Corp. II
       109 Old Branchville Road
       Ridgefield, CT 06877

                                                        Re: FAST Acquisition
Corp. II
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed January 30,
2023
                                                            File No. 001-40214

       Dear Kevin M. Reddy:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction
       cc:                                              Andrew Fabens